Exhibit 99.1

FOR IMMEDIATE RELEASE

May 13, 2020

Discovery Announces the Pricing Terms of its Any and All Tender Offer

SILVER SPRING, Md. – May 13, 2020 – Discovery, Inc. (the “Company”) (Nasdaq: DISCA, DISCB, DISCK) today announced the pricing terms of the previously-announced cash tender offer by its wholly-owned subsidiary, Discovery Communications, LLC (the “Offeror”) for any and all of the Offeror’s outstanding senior notes listed in Table 1 below (collectively, the “Notes” and the tender offer for such Notes, the “Any and All Offer”). The Any and All Offer is being made on the terms and subject to the conditions set forth in the Offer to Purchase, dated May 7, 2020 (the “Offer to Purchase”), and the related Notice of Guaranteed Delivery attached to the Offer to Purchase (the “Notice of Guaranteed Delivery”). The Offer to Purchase and the Notice of Guaranteed Delivery are referred to together as the “Offer Documents.”

The Total Consideration for each series of Notes is based on the applicable reference yield plus a fixed spread, in each case as set forth in Table 1 below, and is payable to holders of Notes who validly tender and do not validly withdraw their Notes today, May 13, 2020, on or before 5:00 p.m., New York City time, unless extended or earlier terminated as described in the Offer Documents (such date and time, as it may be extended, the “Any and All Expiration Date”), and whose Notes are accepted for purchase. Holders who deliver a properly completed and duly executed Notice of Guaranteed Delivery in accordance with the instructions in the Offer to Purchase, will be eligible to receive the Total Consideration described in Table 1 below and in the Offer Documents.

The Reference Yields listed in Table 1 were determined at 2:00 p.m. New York City time, on May 13, 2020 by the dealer managers (identified below).

Table 1

Title of Security	Principal Amount Outstanding	CUSIP Numbers	Reference U.S. Treasury Security	Bloomberg Reference	Reference Yield	Fixed Spread (basis points)	Total Consideration (1)
4.375% Senior Notes due 2021	$640,000,000	25470DAE9	0.125% due April 30, 2022	FIT1	0.163%	100	$1,034.21
3.300% Senior Notes due 2022	$496,000,000	25470DAF6	0.125% due April 30, 2022	FIT1	0.163%	110	$1,039.94
3.500% Senior Notes due 2022	$345,894,000	25470DBA6	0.125% due April 30, 2022	FIT1	0.163%	110	$1,042.05

(1)	Per $1,000 principal amount.

The Offeror’s obligation to accept for purchase and to pay for Notes validly tendered and not validly withdrawn pursuant to the Any and All Offer is subject to the satisfaction or waiver, in the Offeror’s discretion, of certain conditions, which are more fully described in the Offer to Purchase, including, among others, the receipt of aggregate net proceeds from the Offeror’s previously announced registered public offering of senior notes in an amount not less than the amount sufficient, among other things, to purchase all the Notes validly tendered and accepted for purchase in the Any and All Offer, which is expected to occur on May 18, 2020. The complete terms and conditions of the Any and All Offer are set forth in the Offer Documents. Holders of the Notes are urged to read the Offer Documents carefully.

Notes not accepted for purchase will be promptly credited to the account of the registered holder of such Notes with The Depository Trust Company.

Payments for Notes purchased will include accrued and unpaid interest from and including the last interest payment date applicable to the relevant series of Notes up to, but not including, the applicable settlement date for Notes accepted for purchase.

The settlement date for the Notes, including the Notes tendered by Notice of Guaranteed Delivery and accepted for purchase, is expected to be May 18, 2020, three business days after the Any and All Expiration Date. In accordance with the terms of the Any and All Offer, the withdrawal deadline is today at 5:00 p.m., New York City Time. Any tendered Notes may not be withdrawn thereafter, except in certain limited circumstances where additional withdrawal rights are required by law (as determined by the Offeror).

J.P. Morgan Securities LLC, RBC Capital Markets, LLC and Goldman Sachs & Co. LLC are acting as the dealer managers for the Any and All Offer. The information agent and tender agent is D.F. King & Co., Inc. Copies of the Offer to Purchase and related offering materials are available by contacting D.F. King & Co., Inc. at (866) 864-7964 (U.S. toll-free) or (212) 269-5550 (banks and brokers), via email at disca@dfking.com or online at www.dfking.com/discovery. Questions regarding the Any and All Offer should be directed to J.P. Morgan Securities LLC, Liability Management Group, at (212) 834-3424 (collect) or (866) 834-4666 (toll-free), RBC Capital Markets, LLC at (212) 618-7843 or (877) 381-2099 (toll-free) and Goldman Sachs & Co. LLC at (212) 357-1452 or (800) 828-3182 (toll-free). This press release shall not constitute an offer to sell, a solicitation to buy or an offer to purchase or sell any securities. The Any and All Offer is being made only pursuant to the Offer to Purchase and only in such jurisdictions as is permitted under applicable law.

About Discovery

Discovery is a global leader in real life entertainment, serving a passionate audience of superfans around the world with content that inspires, informs and entertains. Discovery delivers over 8,000 hours of original programming each year and has category leadership across deeply loved content genres around the world. Available in 220 countries and territories and in nearly 50 languages, Discovery is a platform innovator, reaching viewers on all screens, including TV Everywhere products such as the GO portfolio of apps;

direct-to-consumer streaming services such as Eurosport Player, Food Network Kitchen and MotorTrend OnDemand; digital-first and social content from Group Nine Media; a landmark natural history and factual content partnership with the BBC; and a strategic alliance with PGA TOUR to create the international home of golf. Discovery’s portfolio of premium brands includes Discovery Channel, HGTV, Food Network, TLC, Investigation Discovery, Travel Channel, MotorTrend, Animal Planet, Science Channel, and the forthcoming multi-platform JV with Chip and Joanna Gaines, Magnolia, as well as OWN: Oprah Winfrey Network in the U.S., Discovery Kids in Latin America, and Eurosport, the leading provider of locally relevant, premium sports and Home of the Olympic Games across Europe.

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations, forecasts and assumptions that involve risks and uncertainties and on information available to the Company as of the date hereof. The Company’s actual results could differ materially from those stated or implied, due to risks and uncertainties associated with its business, which include the risks related to the acceptance of any tendered Notes, the expiration and settlement of the Any and All Offer, as well as the risk factors disclosed in its Annual Report on Form 10-K filed with the SEC on February 27, 2020 and in the Company’s Quarterly Report on Form 10-Q filed with the SEC on May 6, 2020. Forward-looking statements in this release include, without limitation, statements regarding the Company’s expectations, beliefs, intentions or strategies regarding the future, and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “continue,” “estimate,” “expect,” “intend,” “may,” “should,” “will” and “would” or similar words. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.